Exhibit 99.1

For Immediate Release	Contact Information
February 2, 2004	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company to Present At Friedland Capital's Oil, Gas & Energy Conference in Houston

     SAN ANTONIO - February 2, 2004 - The Exploration Company (NASDAQ: TXCO) will update investors and analysts in a presentation at Friedland Capital's Oil, Gas & Energy Conference in Houston at approximately 11:40 a.m., central time, Wednesday, Feb. 4. Roberto R. Thomae, Vice President-Capital Markets, will discuss TXCO's 2004 drilling program and growth strategy in a session for conference attendees.

     To view and listen to the presentation, click on the Investor Relations-Presentations page of TXCO's web site at www.txco.com or www.friedlandcapitalevents.com/Webcasts.htm. The replay will be available for 90 days.

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin in Southwest Texas. Its long-term business strategy is to increase shareholder value by acquiring undeveloped mineral interests and internally developing its multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

    More information about potential factors that could affect the company's operating and financial results in included in TXCO's annual report on Form 10-K for the year ended December 31, 2002, and its Form 10-Q for the quarter and year-to-date period ended Sept. 30, 2003. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's website at www.txco.com. Copies are available without charge, upon request from the Company.

- 30 -